Exhibit 99.1

OCUGEN, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As of June 30, 2019 and for the three and six month periods ended June 30, 2019 and 2018

Explanatory Note:

On September 27, 2019, Histogenics Corporation (“Histogenics”) completed its business combination with the Delaware corporation that was previously known as “Ocugen, Inc.” in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2019, by and among the Company, Ocugen, Inc., a Delaware corporation (“Ocugen”), and Restore Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Histogenics (“Merger Sub”), as amended (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Ocugen, with Ocugen surviving as a wholly owned subsidiary of Histogenics (the “Merger”). Immediately after completion of the Merger, Histogenics changed its name to “Ocugen, Inc.” and the business conducted by Histogenics became the business conducted by “Ocugen, Inc.”

You should read the following discussion and analysis of financial condition and results of operations of Ocugen together with Ocugen’s condensed consolidated financial statements as of June 30, 2019 and for the three and six month periods ended June 30, 2019 and 2018 and related notes appearing as Exhibit 99.2 to the  Form 8-K of Ocugen, Inc. (previously known as Histogeniccs) filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2019, and Histogenics’s Registration Statement on Form S-4 (Reg. No. 333-232417), as amended (the “Registration Statement”), filed with the SEC.  Capitalized terms not defined herein shall have the meaning as defined in the Registration Statement.

Overview

Ocugen is a clinical stage biopharmaceutical company focused on discovering, developing and commercializing a pipeline of innovative therapies, including gene therapies and biologicals, to address rare and underserved eye diseases.

Ocugen is developing a modifier gene therapy platform for unmet medical needs in the area of retinal diseases, including inherited retinal diseases (“IRDs”). Ocugen’s modifier gene therapy platform is novel in that it targets nuclear hormone receptor (“NHR”) genes that have the potential to restore homeostasis to the retina and may target multiple genes that are associated with a range of IRDs. Unlike single-gene replacement therapies, which only target one genetic mutation, Ocugen believes that its gene therapy platform, through its use of NHRs, may impact multiple genes that are associated with a range of genetically diverse diseases. Ocugen’s first gene therapy candidate, OCU400 received Orphan Drug Designation (“ODD”), from the Food and Drug Administration (the “FDA”), for the treatment of NR2E3 mutation-associated retinal degenerative disease. OCU400 uses an adeno-associated virus vector. Ocugen is planning to initiate a Phase 1/2a clinical trial for OCU400 in the next two years.

Ocugen has a late-stage, Phase 3 program, OCU300, that also has received ODD from the FDA. OCU300 is a small molecule therapeutic currently in Phase 3 clinical development for patients with ocular graft-versus-host disease (“oGVHD”). Ocugen is the first and only company to receive ODD for the treatment of oGVHD. Ocugen estimates the current prevalence of patients suffering from oGVHD in the United States to be approximately 50,000. The final manufacturing processes for OCU300 has been scaled up by Ocugen’s existing contract manufacturer at a cGMP facility located in the United States to support potential commercialization, and chemistry, manufacturing and control (“CMC”) development is ongoing.

OCU300 is formulated using Ocugen’s proprietary nanoemulsion technology, OcuNanoE—Ocugen’s ONE Platform™ (“OcuNanoE™”). Ocugen is the first and only company to use nanoemulsion technology in the ophthalmology space, and Ocugen believes that OcuNanoE™ provides additional protection to the ocular surface. Ocugen’s technology delivers the active drug with the use of defined narrow-range globules with an average diameter of less than 100 nanometers. Ocugen believes this provides the potential for enhanced efficacy compared to traditional formulations.

Ocugen is developing OCU310 for patients with dry eye disease (“DED”), which is also formulated using OcuNanoE™. Ocugen has completed a Phase 3 clinical trial for OCU310 that was initiated in September 2018 with the first patient dosed in December 2018. Although the study showed that OCU310 is well-tolerated, as demonstrated by no adverse events regarded as “severe,” it did not meet its co-primary endpoints for symptom and sign. However, a pre-specified exploratory efficacy endpoint of reduction in redness (sign) from the baseline visit, measured by a Validated Bulbar Redness score, was significantly better for OCU310 relative to placebo at both Day 14 and Day 28. Post-hoc analysis of the Phase 3 clinical trial is ongoing, subsequent to which a consultation with the FDA will be sought. Ocugen is evaluating its options and timing for the continued development of OCU310, including partnering for future clinical trials.

Ocugen is developing OCU200, a novel fusion protein, that is currently in preclinical development for treating wet age-related macular degeneration (“wet AMD”). Ocugen expects to initiate a Phase 1/2 clinical trial for OCU200 within the next two years. In addition, Ocugen plans to expand the therapeutic applications of OCU200 beyond wet AMD to potentially include diabetic retinopathy (“DR”), diabetic macular edema (“DME”), macular edema following retinal vein occlusion (“RVO”), and myopic choroidal neovascularization (“mCNV”). Ocugen’s novel biologic, OCU100 for the treatment of retinitis pigmentosa (“RP”) has received ODD in the United States and the European Union.

To date, Ocugen has viewed its operations and manages its business as one operating segment. As of June 30, 2019, all of Ocugen’s assets were located in the United States. Its headquarters and operations are located in Malvern, Pennsylvania.

Development Stage Company

Ocugen is a development stage company, and it has no products approved for sale. As a result, Ocugen has not generated any revenue to date and has primarily funded its operations to date through the sale of common stock, warrants to purchase common stock, the issuance of convertible notes, and debt. Specifically, since Ocugen’s inception and through June 30, 2019, it has raised an aggregate of $27.7 million to fund its operations, of which $14.4 million was from the sale of Ocugen common stock and warrants, $12.0 million was from convertible notes, $1.0 million was from borrowings under the U.S. Government’s Immigrant Investor Program, commonly known as the EB-5 program (the “EB-5 Program”) and $0.2 million was from a research grant from the state of Colorado. As of June 30, 2019, Ocugen had a cash and cash equivalents balance of $0.7 million.

Since Ocugen’s inception, it has devoted substantial resources to research and development and has incurred significant net losses and expects to continue to incur net losses for the foreseeable future. Ocugen incurred net losses of approximately $9.9 million and $10.3 million for the six months ended June 30, 2019 and 2018, respectively. As of June 30, 2019, Ocugen had an accumulated deficit of $41.1 million.

Ocugen’s ability to generate revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of its product candidates, which is subject to significant uncertainty. Ocugen expects that over the next several years it will continue to incur losses from operations as it increases its expenditures in research and development in connection with clinical trials and other development activities. If adequate funds are not available to Ocugen on a timely basis, or at all, Ocugen may be required to terminate or delay certain development activities.

Ocugen believes that the net proceeds from the Pre-Merger Financing and the Asset Sale, together with the existing cash and cash equivalents of the combined company, will be sufficient to fund its operations into mid-2020, during which time Ocugen expects to continue its development efforts with respect to its product candidates. However, Ocugen will need to raise additional capital in the future to further the development and commercialization of its other product candidates. Until such time, if ever, as Ocugen generates product revenue, Ocugen expects to obtain additional financing through the issuance of its common stock, through other equity or debt financings or through collaborations or partnerships with other companies. Ocugen may not be able to raise additional capital on terms acceptable to it, or at all, and any failure to raise capital as and when needed could compromise its ability to execute on its business plan and cause it to delay or curtail its operations until such funding is received.

Financial Operations Overview

Revenue

Ocugen has not generated revenue from the sale of any products, and it does not expect to generate revenue unless or until it obtains regulatory approval of and commercializes one or more of its product candidates.

Research and development expense

Research and development costs are expensed as incurred. These costs consist of internal and external expenses. Internal expenses include the cost of salaries, benefits and other related costs, including stock-based compensation, for personnel serving in Ocugen’s product development functions, as well as allocated rent and utilities expenses. External expenses include development, clinical trials, patent costs and regulatory compliance costs incurred with research organizations and other third-party vendors. License fees paid to acquire access to proprietary technology are expensed to research and development unless it is determined that the technology is expected to have an alternative future use. All patent related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred to research and development expense due to the uncertainty about the recovery of the expenditure. Ocugen records costs for certain development activities, such as clinical trials, based on its evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided to Ocugen by Ocugen’s vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued research and development expense, as the case may be.

	Three months		Six months
	ended		ended
	June 30,		June 30,
	(unaudited)		(unaudited)
(in thousands)	2019	2018	2019	2018
Research and development	$1,240	$2,832	$5,033	$5,844

Ocugen plans to incur research and development expenses for the foreseeable future as it expects to seek to continue development and eventual commercialization of one or more of its product candidates. At this time, due to the inherently unpredictable nature of preclinical and clinical development, Ocugen is unable to estimate with any certainty the costs it will incur and the timelines it will require in its continued development efforts.

As a result of the uncertainties discussed above, successful development and completion of clinical trials is uncertain and may not result in approved products. Completion dates and completion costs can vary significantly for each future product candidate and are difficult to predict. Ocugen will continue to make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to its ability to enter into collaborations with respect to each product candidate, the scientific and clinical success of each product candidate as well as ongoing assessments as to the commercial potential of product candidates. Ocugen may seek to obtain additional financing in the future through the issuance of its common stock, through other equity or debt financings or through collaborations or partnerships with other companies. Ocugen may not be able to raise additional capital on terms acceptable to it, or at all, and any failure to raise capital as and when needed could compromise Ocugen’s ability to execute on its business plan and cause it to delay or curtail its operations until such funding is received.

General and administrative expense

General and administrative expense consists primarily of personnel expenses, including salaries, benefits and stock-based compensation expense, for employees in executive, accounting and other administrative functions. General and administrative expense also includes corporate facility costs, including rent and utilities, as well as legal fees related to corporate matters and fees for accounting and other consulting services.

Ocugen anticipates that its general and administrative expense will increase as a result of an expanded infrastructure and an increased headcount. Ocugen anticipates higher corporate infrastructure costs including, but not limited to accounting, legal, human resources, consulting and investor relations fees, as well as increased director and officer insurance premiums, associated with becoming a public company. Additionally, if and when Ocugen believes a regulatory approval of a product candidate appears likely, it anticipates an increase in payroll and expense as a result of its preparation for commercial operations, especially as it relates to the sales and marketing of its product candidates.

Change in fair value of derivative liabilities

Change in fair value of derivative liabilities represents the change in fair value each reporting period of the embedded conversion features and embedded change in control features required to be bifurcated from certain of the outstanding convertible promissory notes.

Other income (expense)

Other income (expense) consists primarily of interest expense, the amortization of debt issuance costs related to Ocugen’s debt and accretion of the discount created by the bifurcation of the embedded conversion features and embedded change in control features from certain of the convertible promissory notes, interest earned on Ocugen’s cash and cash equivalents held with institutional banks, as well as foreign currency income (losses) due to exchange rate fluctuations on transactions denominated in a currency other than its functional currency.

Critical Accounting Policies and Significant Judgments and Estimates

Ocugen’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of Ocugen’s financial statements requires it to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Ocugen bases its estimates on historical experience, known trends and events and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Ocugen evaluates its estimates and assumptions on an ongoing basis. Ocugen’s actual results may differ from these estimates under different assumptions and conditions.

While Ocugen’s significant accounting policies are described in more detail in the notes to its consolidated financial statements appearing elsewhere in this proxy statement/prospectus/information statement, Ocugen believes that the following accounting policies and estimates are those most critical to the preparation of its consolidated financial statements.

Research and development expenses

Research and development costs are expensed as incurred and consist of internal and external expenses. Internal expenses include employee compensation, benefits and certain overhead such as rent and utilities. External expenses include development, clinical trials, patent costs and regulatory compliance costs incurred with research organizations and other third-party vendors.

Ocugen records costs for certain development activities, such as clinical trials, based on its evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided to Ocugen by its vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued research and development expense, as the case may be.

Income taxes

Ocugen records income taxes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. Ocugen recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Ocugen accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Ocugen recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of June 30, 2019 and December 31, 2018, Ocugen did not have any uncertain tax positions.

Ocugen has incurred substantial losses during its history. Ocugen does not anticipate generating revenue from sales of products for the foreseeable future, if ever, and it may never achieve profitability. To the extent that Ocugen continues to generate tax losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Ocugen has not completed its analysis to determine what, if any, impact any prior ownership change has had on its ability to utilize its net operating loss carryforwards. In addition, Ocugen may experience ownership changes in the future as a result of subsequent shifts in its stock ownership, such as in connection with the merger or the Pre-Merger Financing. As of December 31, 2018, Ocugen had federal net operating loss carryforwards of approximately $23.7 million that could be limited if Ocugen has experienced, or if in the future it experiences, an ownership change. As of June 30, 2019, Ocugen had recorded a full valuation allowance against these loss carryforwards.

Stock-based compensation

Ocugen accounts for its stock-based compensation awards in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and restricted stock units and modifications to existing agreements, to be recognized in the statements of operations based on their fair values. Ocugen uses the Black-Scholes option-pricing model to determine the fair value of options granted.

Ocugen’s stock-based awards are subject to either service or performance-based vesting conditions. Compensation expense related to awards to employees and directors with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. Compensation expense related to awards to employees with performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period to the extent achievement of the performance condition is probable.

Estimating the fair value of options requires the input of subjective assumptions, including the estimated fair value of Ocugen common stock, the expected life of the option, stock price volatility, the risk-free interest rate and expected dividends. The assumptions used in Ocugen’s Black-Scholes option-pricing model represent management’s best estimates and involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, Ocugen’s stock-based compensation expense could be materially different in the future.

These assumptions used in Ocugen’s Black-Scholes option-pricing model are as follows:

Expected Term. Due to the lack of a public market for the trading of Ocugen common stock and the lack of sufficient company-specific historical data, the expected term of employee options is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (“SAB No. 107”), whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option. The expected term of non-employee options is equal to the contractual term.

Expected Volatility. The expected volatility is based on historical volatilities of similar entities within Ocugen’s industry which were commensurate with the expected term assumption as described in SAB No. 107.

Risk-Free Interest Rate. The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

Expected Dividends. The expected dividend yield is 0% because Ocugen has not historically paid, and do not expect for the foreseeable future to pay, a dividend on its common stock.

The following table reflects the assumptions used to estimate the fair value of options granted during the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Expected option term (years)	6.0	6.0 - 10.0	6.0	6.0 - 10.0
Weighted-average expected stock price volatility	89%	118.65%	89%	119%
Risk-free interest rate	2.4%	2.3% - 2.8%	2.4%	2.3% - 2.8%
Expected dividend yield	0%	0%	0%	0%
Weighted-average common stock price	$5.95	$3.54	$5.95	$3.54

Stock-based compensation expense was $0.1 million and $0.3 million for the three months ended June 30, 2019 and 2018, respectively, and $0.5 million for the six months ended June 30, 2019 and 2018, respectively. At June 30, 2019, Ocugen had $1.3 million of unamortized stock-based compensation expense related to unvested service-based stock options, which is expected to be recognized over a remaining weighted-average vesting period of 1.6 years. Ocugen expects the impact of its stock-based compensation expense for stock options granted to employees and non-employees to increase in future periods due to the potential increases in the value of its common stock and in headcount.

Valuation of common stock

As there has been no public market for Ocugen common stock to date, the estimated fair value of its common stock has been determined by the Ocugen Board as of the date of each option grant and quarter end, with input from management, considering Ocugen’s most recently available third-party valuations of common stock. These factors include, but are not limited to:

•                                    Ocugen’s most recently available valuations of its common stock by an unrelated third party;

•                                    the price at which Ocugen sold shares of its common stock to outside investors in arms-length transactions;

•                                    Ocugen’s results of operations, financial position and capital resources;

•                                    current business conditions and projections;

•                                    the lack of marketability of Ocugen common stock;

•                                    the hiring of key personnel and the experience of management;

•                                    the risk inherent in the development of Ocugen’s products;

•                                    Ocugen’s stage of development and material risks related to its business;

•                                    the fact that the option grants involve illiquid securities in a private company; and

•                                   the likelihood of achieving a liquidity event, such as an initial public offering or sale, in light of prevailing market conditions.

Ocugen has periodically determined the estimated fair value of its common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, the Ocugen Board considered the following methods:

•                                Current Value Method. Under the Current Value Method, or CVM, Ocugen’s value is determined based on its balance sheet. This value is then first allocated based on the liquidation preference associated with preferred stock issued as of the valuation date, and then any residual value is assigned to the common stock.

•                                Option-Pricing Method. Under the option-pricing method, or OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options.

•                                Probability-Weighted Expected Return Method. The probability-weighted expected return method, or PWERM, is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to Ocugen, as well as the economic and control rights of each share class.

Based on Ocugen’s early stage of development and other relevant factors, Ocugen determined that a PWERM was the most appropriate method for allocating its enterprise value to determine the estimated fair value of its common stock. Ocugen common stock valuation as of June 30, 2019 was prepared using the PWERM.

The Ocugen Board and management develop best estimates based on application of these approaches and the assumptions underlying these valuations, giving careful consideration to the advice from Ocugen’s third-party valuation expert. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and Ocugen uses significantly different assumptions or estimates, Ocugen’s equity-based compensation could be materially different.

Following the closing of the merger, the Ocugen Board will determine the fair market value of Ocugen common stock based on its closing price as reported on the date of grant on the primary stock exchange on which Ocugen common stock is traded.

Warrants

Ocugen accounts for its warrants, all issued prior to December 31, 2017, as equity instruments. Ocugen estimated their fair value in the same manner as Ocugen’s stock options using the Black-Scholes model, and the valuation assumptions are similar to those used in estimating the fair value of Ocugen’s stock options.

Derivative liabilities

The derivative liabilities are embedded conversion features bifurcated from Ocugen’s convertible promissory notes because the number of common shares to be issued upon conversion is variable and embedded change in control features because it represents a redemption feature not clearly and closely related to the debt host. Ocugen estimated the fair value of the embedded conversion, redemption and change in control features at each issuance of convertible promissory notes and at the end of each reporting period using an income approach model. Inputs into this model include the expected time until conversion or change in control and Ocugen’s estimate of the probability of conversion or change in control occurring.

Results of Operations

Comparison of the Three Months Ended June 30, 2019 and June 30, 2018

The following table summarizes the results of Ocugen’s operations for the three months ended June 30, 2019 and 2018:

	Three months ended June 30,
(in thousands)	2019	2018	Changes
Operating expenses:
Research and development	$1,240	$2,832	$(1,592)
General and administrative	1,088	1,220	(132)

Total Operating Expenses	2,328	4,052	(1,724)

Loss from Operations	(2,328)	(4,052)	1,724
Other Income (expense):
Change in fair value of derivative liability	(608)	(8)	(600)
Loss on debt conversion	(341)	—	(341)
Interest income	—	6	(6)
Interest expense	(262)	(1,235)	973
Other expense	—	(2)	2

Total other expense	(1,211)	(1,239)	28

Net Loss	$(3,539)	$(5,291)	$1,752

Research and development expenseResearch and development expense decreased by $1.6 million for the three months ended June 30, 2019 when compared to the three months ended June 30, 2018 primarily as a result of a net decrease of $1.3 million in clinical trial activities and a decrease of $0.3 million in other costs. Specifically, the OCU300 trial was well into Phase III by the second quarter of 2019 causing a $0.7 million decrease in pre-clinical and manufacturing costs. The OCU310 trial was completed in the first quarter of 2019 causing a $0.4 million decrease in year-over-year clinical costs. The $0.2 decrease is attributed to minimal activity in the OCU100 and OCU200 trials and reduced amount of patient activity within the OCU300 trial in 2019. The decrease of $0.3 million is attributable to decrease in R&D headcount  to 10 full-time employees at June 30, 2019 from 13 at June 30, 2018, resulting in decreased employee benefits and wage and salaries expenses totaling $0.1 million. The remaining decrease is attributable to a minimization of expenses primarily related to patent work and employee travel.

General and administrative expense

General and administrative expenses remained relatively flat for the three months ended June 30, 2019 when compared to the three months ended June 30, 2018. This was primarily due to a $0.6 million increase in accounting and legal fees related to the S-4 filing. As an offset, a) stock-based compensation expense decreased by $0.2 million for the three months ended June 30, 2019 compared to the three months ended June 30, 2018, due to reduced headcount, b) a decrease of $0.2 million resulting from severance payments, and c) G&A headcount decreased to 3 fulltime employees at June 30, 2019 from 7 at June 30, 2018, resulting in decreased employee benefits and wage and salaries expenses totaling $0.1 million.

Change in fair value of derivative liability

The change in fair value of derivative liability was loss of $0.6 million for the three months ended June 30, 2019 compared to a loss of $0.1 million for the three months ended June 30, 2018. This loss relates to the remeasurement of embedded features on the convertible notes which were issued during fiscal year 2018, the first, and the second quarter of 2019. All previous convertible debt, as discussed below, was converted during the quarter.

Loss on debt conversion

The loss on debt conversion of $0.3 million primarily relates to the April 4, 2019 conversion of all previously issued convertible debt.

Interest income

Interest income was $377 for the three months ended June 30, 2019 compared to $6,200 for the three months ended June 30, 2018. This relates to interest earned on cash and cash equivalents and lower cash balances in 2019 when compared to 2018.

Interest expense

Interest expense was $0.3 million for the three months ended June 30, 2019 compared to $1.2 million for the three months ended June 30, 2018. The decreased expense is primarily due to conversion of the convertible debt on during the second quarter of 2019.

Other expense

Other expense was $183 for the three months ended June 30, 2019 compared to $1,762 for the three months ended June 30, 2018. The second quarter of 2019 and 2018 expense relates to foreign exchange revaluations for Ocugen’s Irish subsidiary, with minimal activity with the Irish subsidiary taking place during 2019.

Comparison of the Six Months Ended June 30, 2019 and 2018

The following table summarizes the results of Ocugen’s operations for the six months ended June 30, 2019 and June 30, 2018:

	Six months ended June 30,
(in thousands)	2019	2018	Change
Operating expenses:
Research and development	$5,033	$5,844	$(811)
General and administrative	2,137	2,203	(66)

Total Operating Expenses	7,170	8,047	(740)

Loss from Operations	(7,170)	(8.047)	877
Other Income (expense):
Change in fair value of derivative liabilities	(1,385)	(253)	(1,131)
Loss on debt conversion	(341)	—	(341)
Interest income	1	14	(13)
Interest expense	(957)	(2,034)	1,077
Other expense	—	(10)	10

Total other expense	(2,682)	(2,283)	(399)

Net Loss	$(9,852)	$(10,330)	$478

Research and development expense

Research and development (“R&D”) expense decreased by $0.8 million for the six months ended June 30, 2019 when compared to the six months ended June 30, 2018 primarily as a result of a net decrease in program development and clinical trial activities of $0.4 million and a decrease of $0.4 million in other costs. Specifically, OCU310 clinical trial activities increased in 2019 by $2.0 million due to the wrap-up of the Phase III trial. This increase was offset by $2.4 million of decreases in pre-clinical and manufacturing activities within OCU100, OCU200, and OCU300. In addition, R&D headcount decreased to 10 full-time employees at June 30, 2019 from 13 at June 30, 2018, resulting in decreased bonuses and wage and salaries expenses totaling $0.2 million. The remaining $0.2 million decrease is attributable to a minimization of overall expenses primarily related to patent work, and employee travel.

General and administrative expense

General and administrative expenses (“G&A”) remained relatively flat for the six months ended June 30, 2019 when compared to the six months ended June 30, 2018. This was primarily due to a $0.6 million increase in accounting and legal fees related to the S-4 filing in the second quarter of 2019. As an offset, a) G&A headcount decreased to 3 full-time employees at June 30, 2019 from 7 at June 30, 2018, resulting in decreased employee benefits and wages and salaries of $0.2 million, b) a decrease of $0.2 million resulting from severance payments, c) the remaining $0.2 million decrease is attributable to a minimization of overall expenses primarily related to marketing and employee travel.

Change in fair value of derivative liability

The change in fair value of derivative liability increased the loss by $1.1 million for the six months ended June 30, 2019 when compared to the six months ended June 30, 2018. This increase relates to the remeasurement of embedded features on the convertible notes which were issued during 2018 and 2019.

Loss on debt conversion

The loss on debt conversion of $0.3 million primarily relates to the April 4, 2019 conversion of all previously issued convertible debt.

Interest income

Interest income was $971 for the six months ended June 30, 2019 and $13,631 for the six months ended June 30, 2018. This relates to interest earned on cash and cash equivalents and lower cash balances in 2019 when compared to 2018.

Interest expense

Interest expense was $0.9 million for the six months ended June 30, 2019 and $2.0 million for the six months ended June 30, 2018. The lower interest expense was primarily due to the conversion of the convertible notes on April 4, 2019.

Other expense

Other expense was $232 for the six months ended June 30, 2019 and $10,168 for the six months ended June 30, 2018. The 2019 and 2018 expense relates to foreign exchange revaluations for Ocugen’s Irish subsidiary, with minimal activity with the Irish subsidiary taking place during 2019.

Liquidity and Capital Resources

Ocugen has funded its operations primarily through the sale and issuance of common stock and warrants to purchase common stock, proceeds from convertible notes payable, and debt. Specifically, since its inception and through June 30, 2019, Ocugen has raised an aggregate of $27.7 million to fund its operations, of which $14.4 million was from the sale of Ocugen common stock and warrants, $12.0 million was from convertible notes, $1.0 million was from borrowings under the EB-5 Program, and $0.2 million was a grant for research from the State of Colorado. As of June 30, 2019, Ocugen had $0.7 million in cash and cash equivalents.

Since Ocugen’s inception, it has devoted substantial resources to research and development and has incurred significant net losses and expects to continue to incur net losses for the foreseeable future. Ocugen incurred net losses of approximately $9.9 million and $10.3 million for the six months ended June 30, 2019 and 2018, respectively. As of June 30, 2019, Ocugen had an accumulated deficit of $41.1 million.

In September 2016, pursuant to the EB-5 Program, Ocugen entered into an arrangement to borrow up to $10.0 million from EB5 Life Sciences, L.P. (the “Lender”) in $0.5 million increments. Borrowing may be limited by the amount of funds raised by the Lender and are subject to certain job creation requirements by Ocugen. Borrowings are at a fixed interest rate of 4.0% and are to be utilized in the clinical development, manufacturing, and commercialization of the Ocugen’s products and for the general working capital needs of Ocugen. Outstanding borrowings pursuant to the EB-5 Program become due upon the seventh anniversary of the final disbursement. Amounts repaid cannot be re-borrowed. At June 30, 2019, there is $1.1 million of principal outstanding under the EB-5 program.

Although it is difficult to predict future liquidity requirements, Ocugen believes that the net proceeds from the Pre-Merger Financing and Asset Sale, together with the existing cash and cash equivalents of the combined company, will be sufficient to fund its operations into mid-2020, during which time, Ocugen expects to continue its development efforts with respect to its product candidates. However, Ocugen will need to raise additional capital in the future to further the development and commercialization of its other product candidates. Until such time, if ever, as Ocugen generates product revenue, Ocugen expects to obtain additional financing through the issuance of its common stock, through other equity or debt financings or through collaborations or partnerships with other companies. Ocugen may not be able to raise additional capital on terms acceptable to it, or at all, and any failure to raise capital as and when needed could compromise its ability to execute on its business plan and cause it to delay or curtail its operations until such funding is received.

The following table shows a summary of Ocugen’s cash flows for the periods indicated (in thousands):

	Six months ended June 30,
	2019	2018
Net cash used in operating activities	$(6,031)	$(5,763)
Net cash used in investing activities	(132)	(77)
Net cash provided by financing activities	5,214	5,961
Effect on cash of changes in exchange rate	—	1

Net increase in cash, cash equivalents and restricted cash	$(949)	$122

Operating activities

Cash used in operating activities was $6.0 million for the six months ended June 30, 2019 compared with $5.8 million for the six months ended June 30, 2018. The $0.3 million increase in cash used in operating activities is primarily due to a $0.5 million decrease in net loss for the six months ended June 30, 2019 compared with the six months ended June 30, 2018, a $1.1 increase in the change in fair value of the derivative liability, and increase of $0.3 million due to loss on debt extinguishment, partially offset by $1.1 million decreases due to the non-cash interest, respectively, and a $1.1 million decrease in changes in operating assets and liabilities.

Investing activities

Cash used in investing activities, related to equipment purchases and improvements, was relatively flat at approximately $0.1 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018.

Financing activities

Cash provided by financing activities was $5.2 million for the six months ended June 30, 2019 compared to $6.0 million for the six months ended June 30, 2018. This $0.8 million decrease is primarily due to the $1.7 million decrease in the issuance of convertible debt offset by a $1.0 million stock subscription entered during 2019.

Funding requirements

Ocugen expects to continue to incur significant expenses in connection with its ongoing activities, particularly as it continues research and development, including clinical development activities of its product candidates, increases its headcount and adds operational, financial and information systems to execute its business plan, maintains, expands and protects its patent portfolio, contracts to manufacture its product candidates, and operates as a public company.

Ocugen’s future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

•                                the initiation, progress, timing, costs and results of clinical trials for its product candidates;

•                                the outcome, timing and cost of the regulatory approval process for its product candidates by the FDA;

•                                future costs of manufacturing and commercialization;

•                                the cost of filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights;

•                                the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against it;

•                                the costs of expanding infrastructure and increasing headcount, as well as the higher corporate infrastructure costs associated with becoming a public company; and

•                                the extent to which it in-licenses or acquires other products, product candidates or technologies.

Ocugen believes that the net proceeds from the Pre-Merger Financing and the Asset Sale, together with the existing cash and cash equivalents of the combined company, will be sufficient to fund its operations into mid-2020, during which time Ocugen expects to continue its development efforts with respect to its product candidates. Ocugen has based this estimate on assumptions that may prove to be wrong, and Ocugen could utilize its available capital resources sooner than it expects. Ocugen expects that it will need to raise additional capital in the future to complete the clinical development of its product candidates. Additional funds may not be available on a timely basis, on favorable terms, or at all, and such funds, if raised, may not be sufficient to enable Ocugen to continue to implement its long-term business strategy. If Ocugen cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, Ocugen’s business, financial condition and results of operations could be materially adversely affected, and it may need to delay or curtail its operations until such funding is received.

Contractual Obligations

The following table summarizes Ocugen’s contractual obligations and commitments at June 30, 2019 (in thousands):

	Payments due by period as of June 30, 2019
Contractual Obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Operating lease commitments (1)	$474	$190	$284	$—	$—
Capital lease commitments (2)	48	24	24	—	—
Long-term debt obligations, including interest (3)	3,522	2,415	—	1,107	—

	$1,621	$266	$248	$1,107	$—

(1)              Reflects obligations pursuant to Ocugen’s office lease in Malvern, PA.

(2)              Reflects obligations pursuant to Ocugen’s specialized research equipment.

(3)              Reflects two loans for $0.5 million each dated September 2016 and December 2016 as well as convertible debt issued of $2.1 million in May 2019.

This table does not include potential future milestone payments or royalty obligations to third parties under license and other agreements to the extent that the timing and likelihood of such milestone payments are not known, and, in the case of royalty obligations, if the amount of such obligations are not reasonably estimable, as discussed below.

Milestone, Royalty-Based and Other Commitments

License Agreement with University of Colorado

In March 2014, Ocugen entered into a license patent agreement with the University of Colorado (“CU”), which was amended in January 2017 and clarified by a letter of understanding in November 2017 (the exclusive license agreement, as amended and clarified, is referred to as the “CU Agreement”). The CU Agreement gives Ocugen an exclusive, worldwide, sublicensable license to patents for OCU100 and OCU200. The CU Agreement requires the payment of certain regulatory milestones, aggregating $1.5 million, and low single digit percentage earned royalties on net sales.

In exchange for the licensed patents, Ocugen issued CU 180,000 shares of Ocugen common stock. The license agreement included an anti-dilution provision, requiring the issuance of additional shares to maintain a specified ownership interest until such time as Ocugen achieved a specified level of financing. Between the effective date of the agreement and December 31, 2016, Ocugen issued CU an additional 67,000 shares of Ocugen common stock. The anti-dilution provision was no longer effective per the terms of the agreement, as amended, after the closing in December 2016 of Ocugen’s common stock financing round designated as Series A. Ocugen also reimbursed CU for $26,179 of fees and costs previously incurred by CU.

The agreement with CU calls for minimum annual royalty payments of $20,000, starting on the third anniversary of the agreement and on each annual anniversary thereafter, and after sales commence, increasing to a percentage rate in the mid-twenties of the previous year’s royalty payment paid to CU, through the term of the agreement. Ocugen paid $20,000 during 2018 and will pay $20,000 in 2019 as the minimum royalty is due annually beginning in 2017 and recognized such amount as research and development expense. No additional royalties were paid or incurred during 2018 or the six months ended June 30, 2019 as Ocugen has not achieved any milestones, net sales or sublicensing for OCU100 or OCU200. Future annual royalties will be recognized in the years they are earned, per the license agreement. Ocugen may cancel the license agreement at any time with 60 days’ written notice.

License Agreement with University of Illinois, Chicago

In February 2016, Ocugen entered into a license agreement with the University of Illinois, Chicago (“UIC”). This agreement gives Ocugen an exclusive, worldwide, non-transferable, sublicensable license to patents and patent rights for OCU300 and OCU310. Commencing in 2019, Ocugen pays UIC an annual minimum payment and reimburses UIC for reasonable documented patent costs and expenses. The UIC agreement requires the payment of certain regulatory and commercial milestones, aggregating $1.25 million.

Ocugen is required to pay royalties ranging from the low single digits to low teens to UIC based on net sales and sublicense revenues generated by OCU300 and OCU310. Ocugen is also required to pay minimum annual royalties to UIC, beginning with an annual payment of $20,000 on the third anniversary of the effective date of the agreement, and increasing gradually to $50,000 by the sixth anniversary and continuing through the term of the agreement. These minimum royalties will be recognized over the annual period to which they relate. Ocugen is also obligated to pay UIC up to $1.25 million upon the achievement of certain development and regulatory milestones.

Ocugen recognized $6,250 and $5,000 of royalty expense related to this agreement during the three months ended

June 30, 2019 and 2018, respectively, and $12,083 and $8,333 during the six months ended June 30, 2019 and 2018, respectively. Additionally, during 2018, Ocugen incurred $250,000 in milestone payments due to achieving a milestone associated with dosing the first patient in a Phase 3 clinical trial. Ocugen has not achieved any other milestones, net sales or sublicensing for OCU300 or OCU310. Ocugen may cancel the license agreement at any time with 90 days’ written notice.

License Arrangement with The Schepens Eye Research Institute

In December 2017, Ocugen entered into a license agreement with The Schepens Eye Research Institute (“SERI”). The agreement gives Ocugen an exclusive, worldwide, sublicensable license to patent rights, biological materials and technical information for nuclear hormone receptor genes NR1D1, NR2E3 (OCU400), RORA, NUPR1 and NR2C1. Ocugen is required to pay an annual license maintenance fee, as well as payment of certain regulatory and commercial milestones, aggregating $16.5 million, and low single-digit percentage royalties on annual net sales of products that fall under the licensed patent rights.

This agreement is accounted for as a Collaborative Arrangement. In connection with acquiring the license, Ocugen was required to pay a license fee of $125,000, which was recognized in 2017. In addition, a licensing fee of $75,000 was incurred in June 2019.

Ocugen was also required to reimburse SERI for all patent costs incurred prior to the effective date of the agreement, totaling $39,681, and will be required to reimburse SERI for all future patent costs related to this licensed technology. These license and patent fees were recognized as research and development expense in 2017. These license and patent fees were recognized as research and development expense in 2017.

Ocugen is obligated to pay SERI up to $6.0 million upon the achievement of certain development and regulatory milestones. Ocugen is also obligated to pay SERI up to $10.5 million upon the achievement of certain commercial milestones. Ocugen will also pay SERI royalties in the low single digits based on net sales, which will be credited against the annual license maintenance fees. The license agreement dictates that Ocugen will pay an annual license maintenance fee of $25,000 for the first two years following expiration or termination of the Sponsored Research Agreement, and $50,000 for each year thereafter. No license maintenance fees were paid during the three and six months ended June 30, 2019 or June 30, 2018. No milestones or royalties were paid or incurred through June 30, 2019, as Ocugen has not achieved any milestones, net sales or sublicensing under this agreement. Ocugen may cancel the license agreement at any time with 180 days’ written notice.

In December 2017, Ocugen also entered into a Sponsored Research Agreement with SERI which is effective for two years. Pursuant to the terms of the agreement, Ocugen expects to make payments of approximately $1.1 million for research services for OCU400 over the period beginning December 2017 and ending December 2019. Ocugen recognized approximately $159,250 and $112,000 as research and development expense in the three months ended June 30, 2019 and June 31, 2018, respectively, and approximately $318,500 and $257,600 in the six months ended June 30, 2019 and 2018, respectively, for work performed under this agreement.

Off-Balance Sheet Arrangements

Ocugen did not have off-balance sheet arrangements during the periods presented, and it does not currently have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 Leases (ASC 842). In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” (ASU 2018-10), which provides narrow amendments to clarify how to apply certain aspects of the new lease standard, and ASU No. 2018-11, “Leases (Topic 842)—Targeted Improvements” (ASU 2018-11), which addressed implementation issues related to the new lease standard. These and certain other lease-related ASUs have generally been codified in ASC 842. ASC 842 supersedes the lease accounting requirements in Accounting Standards Codification Topic 840, Leases (ASC 840).

ASC 842 establishes a right-of-use model that requires a lessee to record a right-of-use (“ROU”) asset and a lease liability on the balance sheet for all leases. Under ASC 842, leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The standard also requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018 and interim periods within that reporting period. Nonpublic entities are required to apply the guidance in annual periods beginning after December 15, 2019 and in interim periods beginning after December 15, 2020. Ocugen adopted ASC 842 on January 1, 2019 using the effective date transition method. Prior period results continue to be presented under ASC 840 based on the accounting standards originally in effect for such periods.

Ocugen has elected certain practical expedients permitted under the transition guidance within ASC 842 to leases that commenced before January 1, 2019, including the package of practical expedients. The election of the package of practical expedients resulted in Ocugen not reassessing prior conclusions under ASC 840 related to lease identification, lease classification and initial direct costs for expired and existing leases prior to January 1, 2019. Ocugen did not elect the practical expedient to not record short-term leases on its consolidated balance sheet. The adoption of ASU 2016-02 did not have a significant impact on Ocugen’s consolidated results of operations or cash flows. Upon adoption, Ocugen recognized a ROU asset and lease liability of $0.4 million and $0.4 million, respectively.

Internal Control Over Financial Reporting

Assessing Ocugen’s staffing and training procedures to improve its internal control over financial reporting is an ongoing process. Ocugen is not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. As a result, Ocugen’s management did not perform an evaluation of Ocugen’s internal control over financial reporting as of December 31, 2018 or June 30, 2019. Further, Ocugen’s independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of Ocugen’s internal control over financial reporting.

Quantitative and Qualitative Disclosures About Market Risks

Ocugen is exposed to market risks in the ordinary course of its business. These market risks are principally limited to interest rate fluctuations.

As of June 30, 2019, Ocugen had cash and cash equivalents of $0.7 million, consisting primarily of funds in cash and money market accounts. The primary objective of Ocugen’s investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. Ocugen does not enter into investments for trading or speculative purposes. Due to the short-term nature of Ocugen’s investment portfolio, Ocugen does not believe an immediate 10% increase in interest rates would have a material effect on the fair market value of its portfolio, and accordingly Ocugen does not expect its operating results or cash flows to be materially affected by a sudden change in market interest rates.

Proposed Merger with Histogenics

On April 5, 2019, Ocugen and Histogenics entered into the Merger Agreement. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Ocugen’s stockholders and Histogenics’ stockholders, a wholly-owned subsidiary of the Histogenics will be merged with and into Ocugen, with Ocugen surviving the merger as a wholly-owned subsidiary of Histogenics. The proposed merger is structured as a stock-for-stock transaction whereby all of Ocugen’s outstanding shares of common stock and securities convertible into or exercisable for shares of Ocugen common stock will be converted into the right to receive shares Histogenics common stock and securities convertible into or exercisable for Histogenics common stock. Based on the exchange ratio of 28.7650, the former Ocugen equity holders immediately before the merger are expected to own approximately 86.24% of the outstanding capital stock of Histogenics, and the stockholders and warrant holders of Histogenics immediately before the merger are expected to own approximately 13.76% of the outstanding capital stock of Histogenics, including the Initial Shares but excluding the Additional Shares issued in the Financing SPA (as such terms are defined in the section entitled “Agreements Related to the Merger—Securities

Purchased Agreement” above). If the proposed merger is not completed and the Merger Agreement is terminated under certain circumstances, Histogenics or Ocugen may be required to pay the other party a termination fee of up to $600,000 or $700,000, respectively. Even if a termination fee is not payable in connection with a termination of the Merger Agreement, each of Histogenics and Ocugen will have incurred significant fees and expenses, which must be paid whether or not the merger is completed.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Histogenics is a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and is not required to provide the information required under this item.